Exhibit 99.1

Montrose Environmental Group Reports Record First Quarter Results, Increases 2025 Guidance, and Announces Inaugural Stock Repurchase Program

First Quarter 2025 Highlights (comparisons to first quarter 2024)

•
Highest-ever first quarter revenue of $177.8 million, an increase of $22.5 million, or 14.5%
•
Net loss of $19.4 million, or $0.64 net loss per diluted share attributable to common stockholders (LPS), and Adjusted Net Income1 of $5.8 million, or $0.07 Diluted Adjusted Net Income per share1 (Adj EPS)
•
Highest-ever first quarter Consolidated Adjusted EBITDA1 of $19.0 million, an increase of $2.1 million, or 12.5%
•
Highest-ever first quarter operating cash flow of $5.5 million, an increase of $27.5 million
•
Reported leverage ratio of 2.2x as of March 31, 2025, and significant liquidity of $294.2 million, including $30.3 million of cash and $263.9 million available under the revolving credit facility

Increased 2025 Guidance

•
Increased expected full year 2025 Consolidated Adjusted EBITDA1 to a range of $103.0 million to $110.0 million, from $101.0 million to $108.0 million previously
•
Reaffirms expected full year 2025 revenue within a range of $735.0 million to $785.0 million
•
Expects full year 2025 Consolidated Adjusted EBITDA1 expansion and higher operating cash flow generation

Strategic Capital Allocation Update

•
Announced inaugural stock repurchase program of up to $40.0 million
•
Executed on capital allocation priorities and redeemed $60.0 million of preferred equity in April 2025

Little Rock, Arkansas (May 7, 2025) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) is on a mission to help protect the air we breathe, the water we drink, and the soil that feeds us, and aims to enhance environmental stewardship and economic development. Today, the Company announced results for the first quarter ended March 31, 2025.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, "Our uniquely integrated portfolio of environmental science-based solutions and technology continues to position Montrose to exceed expectations. We reported our highest-ever first-quarter revenue, Consolidated Adjusted EBITDA, and operating cash flow. In November 2024, we announced an acquisition pause to focus on stated objectives—to deliver high-single-digit organic revenue growth, enhance margins, improve cash flow generation, prioritize redemption of the preferred shares, optimize our balance sheet, and maintain ample liquidity. Our first quarter performance demonstrates the initial benefits of this shift in our focus. Numerous tailwinds, which we expect to sustain, drove our strong results and underpin confidence in our strengthened 2025 guidance. Examples of key tailwinds include: our private sector clients' increasing industrial activity, the impact of US state regulations on our private and public sector clients, and the strategic advantages of our integrated business model and service portfolio."

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

Mr. Manthripragada continued, "Our exceptional team is dedicated to achieving our stated goals and enhancing stockholder value. We remain unwavering in our commitment to fostering economic growth while improving environmental stewardship."

2025 Updated Guidance

Montrose announced an increase in the expected 2025 Consolidated Adjusted EBITDA1 range to $103.0 million to $110.0 million, from $101.0 million to $108.0 million previously. The increased range reflects an expansion of Consolidated Adjusted EBITDA1 as a percentage of revenue.

Montrose reaffirmed its expected 2025 revenue range of $735.0 million to $785.0 million. This revenue range reflects key tailwinds and strong customer demand, despite macroeconomic and geopolitical uncertainty. The Company's clients across diverse end markets have broadly maintained, and expect to continue to maintain, environmental compliance and stewardship objectives. Consistent with reaffirming revenue guidance, the Company also reiterated long term organic revenue growth expectations of 7% to 9% per year. Revenue and Consolidated Adjusted EBITDA1 outlooks do not include any benefit from future acquisitions.

2025 guidance incorporates the anticipated impacts of recent announcements from the US EPA, changes in tariff policy announced to date, and broader macroeconomic and geopolitical factors. Montrose expects to be able to proactively address any future impact of tariffs on its project pricing and/or cost structure. Tariffs are not expected to impact Consolidated Adjusted EBITDA1 as a percentage of revenue meaningfully. The Company's earnings exposure to currency and interest rate fluctuations is significantly hedged. Montrose maintains a strong local presence and domestic workforce with unique technical capabilities across all key geographies. As a result, the effect of current geopolitical dynamics on client relationships has been minimal and is expected to remain so.

First Quarter 2025 Results

Total revenue in the first quarter of 2025 was $177.8 million compared to $155.3 million in the prior year quarter, an increase of 14.5%. The increase in revenue was primarily comprised of organic growth in the Remediation and Reuse and Measurement and Analysis segments of $17.8 million, and contributions from acquisitions of $13.5 million, partially offset by a $5.8 million reduction in the Assessment, Permitting and Response segment revenue due to several larger projects in the prior year period that did not repeat in the current year period, and a $1.8 million reduction in environmental emergency response revenue. Environmental emergency response revenues were $13.9 million and $15.7 million in the three months ended March 31, 2025, and 2024, respectively.

Net loss was $19.4 million, or $0.64 of LPS, in the first quarter of 2025, compared to net loss of $13.4 million, or $0.53 LPS, in the prior year quarter. The year-over-year change in net loss was primarily attributable to increases in interest and income tax expenses of $1.8 million and $2.4 million, respectively. The change in LPS was primarily attributable to the higher net loss, partially offset by a higher weighted average outstanding share count.

In the first quarter of 2025, Adjusted Net Income1 and Adj EPS1 were $5.8 million and $0.07, respectively, compared to the prior year Adjusted Net Income1 of $8.4 million and Adj EPS1 of $0.16, following the net loss and LPS trends.

In the first quarter of 2025, Consolidated Adjusted EBITDA1 was $19.0 million, or 10.7% of revenue, compared to $16.9 million, or 10.9% of revenue, in the prior year quarter. The increase in Consolidated Adjusted EBITDA1 was due to higher revenue driven by organic growth and acquisitions. The slight decline in Consolidated Adjusted EBITDA1 as a percentage of revenue resulted primarily from normalized project margins in the Assessment, Permitting and Response segment and seasonality, partially offset by benefits from operating leverage in the Measurement and Analysis segment, and recent acquisitions. Consolidated Adjusted EBITDA1 as a percentage of revenue for the full year 2025 is expected to exceed full year 2024.

Operating Cash Flow, Liquidity and Capital Resources

Net cash provided by operating activities for the quarter ended March 31, 2025, was $5.5 million compared to net cash used in operating activities of $22.0 million in the prior-year period. The $27.5 million increase related to improvement in working capital use of $20.1 million, primarily associated with a decrease in accounts receivable and contract assets driven by seasonally lower revenues from the fourth quarter of 2024 to the first quarter of 2025, as well as higher earnings before non-cash items.

Montrose previously disclosed delayed receivables from a large project related to a US Navy-owned facility for the City of Tustin, California (Tustin). As of this press release date, the remaining amount Tustin owes Montrose is approximately $7.5 million, compared to $13.5 million as reported in February of this year. The incremental $6.0 million was collected after the first quarter end, and therefore was not included in the reported first quarter operating cash flow. Montrose remains confident in the full collectability of the outstanding balance.

As of March 31, 2025, Montrose’s leverage ratio under the 2025 Credit Facility was 2.2x. As of March 31, 2025, Montrose had $294.2 million of liquidity, including $30.3 million of cash and $263.9 million of availability on the revolving credit facility.

On April 1, 2025, the Company redeemed $60.0 million in stated value of the Series A-2 Preferred Stock in cash, funded with cash on hand and borrowings under the 2025 Credit Facility.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 8, 2025, at 8:30 a.m. Eastern time to discuss first quarter results. A question-and-answer session will follow the prepared remarks. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. Alternatively, to participate on the day of the call, participants may access the live call by dialing 1-844-826-3035 in the United States or 1-412-317-5195 internationally approximately ten minutes before the call and requesting to join the Montrose First Quarter 2025 Earnings Conference Call. For those unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,400 employees across 120 locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, environmental emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Adrianne D. Griffin

Senior Vice President, Investor Relations and Treasury

(949) 988-3383

ir@montrose-env.com

Media Relations:

Tammy Hovey
Director, Corporate Communications
(917) 520-2751

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$177,834	$155,325
Cost of revenues (exclusive of depreciation and amortization shown below)	108,406	96,557
Selling, general and administrative expense	66,232	57,074
Fair value changes in business acquisition contingencies	477	106
Depreciation and amortization	13,294	11,653
Loss from operations	(10,575)	(10,065)
Other income (expense), net	(848)	507
Interest expense, net	(5,065)	(3,306)
Total other income (expense), net	(5,913)	(2,799)
Loss before expense from income taxes	(16,488)	(12,864)
Income tax expense	2,871	493
Net loss	$(19,359)	$(13,357)

Equity adjustment from foreign currency translation	(353)	(35)
Comprehensive loss	(19,712)	(13,392)
Convertible and redeemable Series A-2 Preferred Stock dividend	(2,750)	(2,814)
Net loss attributable to common stockholders	(22,109)	(16,171)
Weighted average common shares outstanding— basic and diluted	34,502	30,381
Net loss per share attributable to common stockholders— basic and diluted	$(0.64)	$(0.53)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash, cash equivalents and restricted cash	$30,276	$12,935
Accounts receivable, net	139,683	158,883
Contract assets	60,745	52,091
Prepaid and other current assets	18,690	14,090
Total current assets	249,394	237,999
Non-current assets
Property and equipment, net	60,520	63,776
Operating lease right-of-use asset, net	39,046	39,755
Finance lease right-of-use asset, net	21,405	19,643
Goodwill	468,351	467,789
Other intangible assets, net	146,898	152,756
Other assets	6,547	8,635
Total assets	$992,161	$990,353
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$58,313	$63,704
Accrued payroll and benefits	25,611	34,248
Business acquisitions contingent consideration, current	15,052	26,872
Current portion of operating lease liabilities	11,525	11,345
Current portion of finance lease liabilities	5,109	4,627
Current portion of long-term debt	6,168	17,866
Total current liabilities	121,778	158,662
Non-current liabilities
Business acquisitions contingent consideration, long-term	11,648	6,255
Other non-current liabilities	6,884	5,550
Deferred tax liabilities, net	16,405	13,312
Conversion option related to Series A-2 Preferred Stock	20,532	20,224
Operating lease liability, net of current portion	30,029	30,880
Finance lease liability, net of current portion	12,196	11,460
Long-term debt, net of deferred financing fees	235,617	204,818
Total liabilities	$455,089	$451,161
Commitments and contingencies
Convertible and redeemable Series A-2 Preferred Stock $0.0001 par value:
Authorized, issued and outstanding shares: 11,667 at March 31, 2025 and December 31, 2024; aggregate liquidation preference of $122.2 million March 31, 2025 and December 31, 2024	92,928	92,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at March 31, 2025 and December 31, 2024; issued and outstanding shares: 35,107,586 and 34,309,788 at March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	738,659	721,067
Accumulated deficit	(292,029)	(272,670)
Accumulated other comprehensive loss	(2,486)	(2,133)
Total stockholders’ equity	444,144	446,264
Total liabilities, convertible and redeemable Series A-2 Preferred Stock and Stockholders’ Equity	$992,161	$990,353

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Operating activities:
Net loss	$(19,359)	$(13,357)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision (recovery) for credit loss	407	(886)
Depreciation and amortization	13,294	11,653
Non-cash leases expense	3,085	2,625
Stock-based compensation expense	13,723	11,272
Fair value changes in financial instruments	308	(297)
Write off of deferred financing costs	908	—
Deferred income taxes	4,174	(414)
Other operating activities, net	1,354	15
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	10,358	(9,093)
Prepaid expenses and other current assets	(5,473)	(2,538)
Accounts payable and other accrued liabilities	(5,637)	(7,824)
Accrued payroll and benefits	(8,622)	(10,000)
Change in operating leases	(3,016)	(3,177)
Net cash provided by (used in) operating activities	$5,504	$(22,021)
Investing activities:
Purchases of property and equipment and software development costs	(3,154)	(7,279)
Purchase price true ups	(562)	320
Proceeds from other activities	11	40
Cash paid for acquisitions, net of cash acquired	—	(58,119)
Net cash used in investing activities	$(3,705)	$(65,038)
Financing activities:
Proceeds from revolving line of credit	106,945	166,995
Repayment of the revolving line of credit	(97,246)	(78,799)
Repayment of aircraft loan	(280)	(261)
Proceeds from term loan	200,000	50,000
Repayment of term loan	(189,219)	(3,281)
Payment of contingent consideration and other purchase price true ups	(297)	(363)
Repayment of finance leases	(1,563)	(1,083)
Payments of deferred financing costs	(2,189)	(348)
Proceeds from issuance of common stock for exercised stock options	61	487
Proceeds from CTEH building financing	2,500	—
Dividend payment to the Series A-2 stockholders	(2,750)	—
Repayment to the Series A-2 stockholders	—	(60,000)
Net cash provided by financing activities	$15,962	$73,347
Change in cash, cash equivalents and restricted cash	17,761	(13,712)
Foreign exchange impact on cash balance	(420)	(42)
Cash, cash equivalents and restricted cash:
Beginning of year	12,935	23,240
End of period	$30,276	$9,486

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2025			2024
(in thousands, except %)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)
Assessment, Permitting and Response	$53,120	$10,572	19.9%	$58,580	$16,280	27.8%
Measurement and Analysis	59,030	13,773	23.3	45,494	6,504	14.3
Remediation and Reuse	65,684	5,927	9.0	51,251	5,012	9.8
Total Reportable Segments	$177,834	$30,272	17.0%	$155,325	$27,796	17.9%
Corporate and Other		$(11,242)	(6.3)%		$(10,873)	(7.0)%

_____________________________________

(1)
To evaluate segment profit, the Company’s Chief Operating Decision Maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Represents Segment Adjusted EBITDA as a percentage of segment revenues.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic and Diluted Adjusted Net Income per Share represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2025. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the Series A-2 Preferred Stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Net loss	$(19,359)	$(13,357)
Amortization of intangible assets (1)	8,390	7,429
Stock-based compensation (2)	13,723	11,272
Acquisition costs (3)	711	2,525
Fair value changes in financial instruments (4)	1,216	(297)
Expenses related to financing transactions (5)	(23)	144
Fair value changes in business acquisition contingencies (6)	477	106
Discontinued Specialty Lab (7)	—	596
Other losses and expenses (8)	1,055	481
Tax effect of adjustments (9)	(344)	(465)
Adjusted Net Income	$5,846	$8,434
Preferred dividends Series A-2	(2,750)	(2,814)
Adjusted Net Income attributable to stockholders	$3,096	$5,620

Net Loss per share attributable to stockholders	$(0.64)	$(0.53)
Basic Adjusted Net Income per share (10)	$0.09	$0.18
Diluted Adjusted Net Income per share (11)	$0.07	$0.16

Weighted average common shares outstanding	34,502	30,381
Fully diluted shares (12)	46,086	35,686

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights grants granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 Preferred Stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amount for the three months ended March 31, 2025 consist primarily of non-recurring costs incurred to restructure the Company's renewable energy business, third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company and costs to centralize certain back-office functions. Amount for the three months ended March 31, 2024 consists of costs associated with a lease abandonment.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities. It determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of March 31, 2025.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.
(12)
The fully diluted shares increased primarily due to a higher number of share equivalents related to the Series A-2 Preferred Stock due to lower common stock share price of $14.26 as of March 31, 2025, compared to $39.17 as of March 31, 2024, causing a higher conversion rate from the A-2 Preferred Stock to common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
Net loss	$(19,359)	$(13,357)
Interest expense	5,065	3,306
Income tax expense	2,871	493
Depreciation and amortization	13,294	11,653
EBITDA	$1,871	$2,095
Stock-based compensation (1)	13,723	11,272
Acquisition costs (2)	711	2,525
Fair value changes in financial instruments (3)	1,216	(297)
Expenses related to financing transactions (4)	(23)	144
Fair value changes in business acquisition contingencies (5)	477	106
Discontinued Specialty Lab (6)	—	596
Other losses and expenses (7)	1,055	481
Consolidated Adjusted EBITDA	$19,030	$16,922

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights grants granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 Preferred Stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amount for the three months ended March 31, 2025, consist primarily of non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions. Amount for the three months ended March 31, 2024 consists of costs associated with a lease abandonment.